Exhibit 2.1

UNITED STATES BANKRUPTCY COURT WESTERN DISTRICT OF OKLAHOMA

In re: GMX RESOURCES INC., et al.,[1] Debtors.	) ) ) ) ) ) ) )	Chapter 11 Case No. 13-11456 (SAH) Jointly Administered

ORDER CONFIRMING FIRST AMENDED JOINT PLAN OF REORGANIZATION OF GMX RESOURCES INC. AND ITS SUBSIDIARIES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
[Related to Dkt. No. 1032]
The First Amended Joint Plan of Reorganization of GMX Resources Inc. and its Debtor Subsidiaries Under Chapter 11 of the Bankruptcy Code [Docket No. 1032] filed on January 22, 2014 (the “Plan”)2 filed by GMX Resources Inc. and its affiliated debtor entities, as debtors and debtors in possession (collectively, the “Debtors”) having been transmitted to creditors and equity security holders; and
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1 The debtors in these chapter 11 cases, along with the last four digits of each debtor’s federal tax identification number, include: GMX Resources Inc. (4474), Diamond Blue Drilling Co. (7463), Endeavor Pipeline, Inc. (3948). The location of GMX’s corporate headquarters and the service address for its affiliates is: 9400 N. Broadway, Suite 600, Oklahoma City, OK 73114.

2 Capitalized terms used herein and not otherwise defined have the meaning set forth in the Plan.

It having been determined after hearing on notice that the requirements for confirmation set forth in 11 U.S.C. § 1129(a) and 11 U.S.C. § 1129(b) have been satisfied based upon the findings of facts and conclusions of law set forth on the record at the hearing on confirmation of the Plan on January 21, 2014 (the “Confirmation Hearing”); and
The findings of fact and conclusions of law set forth in the record of the Confirmation Hearing constitute the Court’s findings of fact and conclusions of law pursuant to Rule 52 of the Federal Rules of Civil Procedure, as made applicable herein by Bankruptcy Rules 7052 and 9014. All findings of fact that are conclusions of law shall be deemed to be conclusions of law, and all conclusions of law that are findings of fact shall be deemed to be findings of fact.
Based on the foregoing and the Court’s findings of fact and conclusions of law, it is hereby ORDERED that:
1.The Plan filed by the Debtors on January 22, 2014 [Docket No. 1032] along with the Plan Supplement filed on January 7, 2014 [Docket No. 971] is confirmed.
2.The exculpation, release, discharge and injunction provisions contained in the Plan are approved and set forth below in full:

13.01 Discharge of Claims and Termination of Equity Interests. Except as otherwise provided herein or in the Confirmation Order, all consideration distributed under this Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims of any nature whatsoever against the Debtors or any of their assets or properties, and regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims. Upon the Effective Date, each of the Debtors and the Reorganized Debtors shall be deemed discharged and released under section 1141(d)(1) of the Bankruptcy Code from any and all Claims (other than those Claims that are not Impaired under this Plan), including, but not limited to, demands and liabilities that arose on or before the Effective Date, and all debts of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code, and all Existing Securities shall be terminated as provided herein. By accepting Distributions pursuant to the Plan, each holder of an Allowed Claim receiving Distributions pursuant to the Plan shall be deemed to have specifically consented to the discharge.

13.02 Exculpation and Limitation of Liability. The Exculpated Parties shall neither have nor incur any liability to any Holder of a Claim or an Equity Interest, or any other party-in-interest, or any of their respective agents, employees, equity interest holders, partners, members, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the negotiation, solicitation, and/or distribution of the Plan Support Agreement, DIP Facility Agreement and related documents, Exit Facility, Sale Transaction, Plan and Disclosure Statement, the administration of the Chapter 11 Cases, the solicitation of acceptances hereof, the pursuit of Confirmation hereof, the Consummation hereof, or the administration hereof or the property to be distributed hereunder, except for any act or omission that constitutes willful misconduct or gross negligence as determined by Final Order by a court of competent jurisdiction, and in all respects they shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Exculpated Parties from liability.
13.03 Injunction. ALL INJUNCTIONS OR STAYS PROVIDED FOR IN THE CHAPTER 11 CASES PURSUANT TO SECTIONS 105 AND 362 OF THE BANKRUPTCY CODE OR OTHERWISE AND IN EFFECT ON THE CONFIRMATION DATE, SHALL REMAIN IN FULL FORCE AND EFFECT UNTIL THE EFFECTIVE DATE. EXCEPT AS OTHERWISE PROVIDED IN THE PLAN OR THE CONFIRMATION ORDER, ALL PERSONS OR ENTITIES THAT HAVE HELD, HOLD OR MAY HOLD CLAIMS OR CAUSES OF ACTION AGAINST ANY OF THE DEBTORS THAT AROSE BEFORE OR WERE HELD AS OF THE EFFECTIVE DATE, ARE AS OF THE EFFECTIVE DATE PERMANENTLY ENJOINED FROM TAKING ANY OF THE FOLLOWING ACTIONS AGAINST ANY OF THE DEBTORS AND THEIR ESTATES, THE REORGANIZED DEBTORS OR THEIR PROPERTY OR ASSETS ON ACCOUNT OF SUCH CLAIMS OR CAUSES OF ACTION: (A) COMMENCING, CONDUCTING OR CONTINUING IN ANY MANNER, DIRECTLY OR INDIRECTLY, ANY SUIT, ACTION OR OTHER PROCEEDING RELATING TO SUCH CLAIM OR CAUSE OF ACTION; (B) ENFORCING, LEVYING, ATTACHING, COLLECTING OR OTHERWISE RECOVERING IN ANY MANNER OR BY ANY MEANS, WHETHER DIRECTLY OR INDIRECTLY, ANY JUDGMENT, AWARD, DECREE OR ORDER RELATING TO SUCH CLAIM OR CAUSE OF ACTION; (C) CREATING, PERFECTING OR ENFORCING IN ANY MANNER, DIRECTLY OR INDIRECTLY, ANY LIEN RELATING TO SUCH CLAIM OR CAUSE OF ACTION; (D) ASSERTING ANY SETOFF, RIGHT OF SUBROGATION OR RECOUPMENT OF ANY KIND, DIRECTLY OR INDIRECTLY, AGAINST ANY DEBT, LIABILITY OR OBLIGATION DUE TO THE DEBTORS OR THE REORGANIZED DEBTORS RELATING TO SUCH CLAIM OR CAUSE OF ACTION; AND (E) PROCEEDING IN ANY MANNER IN ANY PLACE WHATSOEVER THAT DOES NOT CONFORM TO OR COMPLY

WITH OR IS INCONSISTENT WITH THE PROVISIONS OF THE PLAN OR THE CONFIRMATION ORDER.
13.04 Releases by the Debtors. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, AS OF THE EFFECTIVE DATE, FOR GOOD AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, THE DEBTORS AS DEBTORS IN POSSESSION, THE REORGANIZED DEBTORS AND ANY PERSON SEEKING TO EXERCISE THE RIGHTS OF THE DEBTORS’ ESTATES, INCLUDING THE TRUSTEE, ANY SUCCESSOR TO THE DEBTORS OR ANY ESTATE REPRESENTATIVE APPOINTED OR SELECTED PURSUANT TO SECTION 1123(B)(3) OF THE BANKRUPTCY CODE WILL BE DEEMED TO HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY FOREVER RELEASED, WAIVED AND DISCHARGED THE RELEASED PARTIES FROM ANY AND ALL CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION AND LIABILITIES WHATSOEVER (OTHER THAN THOSE ARISING OUT OF OR RELATING TO ANY ACT OR OMISSION BY A RELEASED PARTY THAT CONSTITUTES WILLFUL MISCONDUCT, GROSS NEGLIGENCE, INTENTIONAL FRAUD OR CRIMINAL CONDUCT, IN EACH CASE DETERMINED BY FINAL ORDER OF A COURT OF COMPETENT JURISDICTION, AND OTHER THAN THE RIGHTS OF THE DEBTORS AND THE REORGANIZED DEBTORS TO ENFORCE THE PLAN AND THE CONTRACTS, INSTRUMENTS, RELEASES AND OTHER AGREEMENTS OR DOCUMENTS RELATED HERETO), WHETHER DIRECT OR DERIVATIVE, LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, DISPUTED OR UNDISPUTED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THEN EXISTING OR THEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE THAT ARE BASED IN WHOLE OR IN PART ON ANY ACT, OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR PRIOR TO THE EFFECTIVE DATE, OR IN ANY WAY RELATING TO THE RESTRUCTURING OF THE DEBTORS, THE CHAPTER 11 CASES, THE PURCHASE, SALE OR RESCISSION OF THE PURCHASE OR SALE OF ANY SECURITY OF THE DEBTORS, THE PLAN SUPPORT AGREEMENT, THE DIP FACILITY AGREEMENT AND RELATED DOCUMENTS, THE EXIT FACILITY, THE SALE TRANSACTION, THE PLAN OR THE DISCLOSURE STATEMENT, AND THAT COULD HAVE BEEN ASSERTED BY OR ON BEHALF OF THE DEBTORS OR THEIR ESTATES AGAINST ANY OF THE RELEASED PARTIES.
THE DEBTORS’ RELEASE OF CURRENT DIRECTORS AND OFFICERS THAT ARE PROTECTED PERSONS INCLUDES THE RELEASE OF ANY LIABILITY FOR BREACH OF FIDUCIARY DUTY OR RELATED CLAIMS; PROVIDED, HOWEVER THAT THE TRUSTEE OR BURR PARTIES MAY NAME ANY OR ALL OF SUCH CURRENT DIRECTORS AND OFFICERS SOLELY AS NOMINAL DEFENDANTS,

IF THE TRUSTEE OR BURR PARTIES DETERMINE, BASED UPON THE WRITTEN ADVICE OF COUNSEL, IT TO BE NECESSARY OR REQUIRED IN ANY POST-EFFECTIVE DATE LITIGATION INSTITUTED BY THE TRUSTEE OR BURR PARTIES AGAINST NON-RELEASED OFFICERS AND DIRECTORS.
13.05 Releases by Holders of Claims. AS OF THE EFFECTIVE DATE, FOR GOOD AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, (I) EACH CONSENTING SENIOR SECURED NOTEHOLDER AND (II) EACH HOLDER OF A CLAIM (OTHER THAN A CONSENTING SENIOR SECURED NOTEHOLDER) THAT VOTES IN FAVOR OF THE PLAN (OR IS DEEMED TO ACCEPT THE PLAN), AS APPLICABLE, FOR THEMSELVES AND ON BEHALF OF ANY SUCCESSORS AND ASSIGNS, WILL BE DEEMED TO HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY, FOREVER RELEASED, WAIVED AND DISCHARGED EACH OF THE DEBTORS AND THE REORGANIZED DEBTORS, AND THE RELEASED PARTIES, FROM ANY AND ALL CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION AND LIABILITIES WHATSOEVER, (EXCEPT FOR THE RIGHTS TO ENFORCE THIS PLAN AND THE OTHER AGREEMENTS AND DOCUMENTS DELIVERED HEREUNDER) WHETHER DIRECT OR DERIVATIVE, LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, DISPUTED OR UNDISPUTED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THEN EXISTING OR THEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE THAT ARE BASED IN WHOLE OR IN PART ON ANY ACT, OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR PRIOR TO THE EFFECTIVE DATE, AND IN ANY WAY RELATING TO THE RESTRUCTURING OF THE DEBTORS, THE CHAPTER 11 CASES, THE PURCHASE, SALE OR RESCISSION OF THE PURCHASE OR SALE OF ANY SECURITY OF THE DEBTORS, THE PLAN SUPPORT AGREEMENT, THE DIP FACILITY AGREEMENT AND RELATED DOCUMENTS, THE EXIT FACILITY, THE SALE TRANSACTION, THE PLAN OR THE DISCLOSURE STATEMENT, EXCEPT THAT, AS TO SPECIFICALLY THE RELEASED PARTIES, NOTHING HEREIN RELEASES WILLFUL MISCONDUCT, GROSS NEGLIGENCE, INTENTIONAL FRAUD, OR CRIMINAL CONDUCT, IN EACH CASE AS DETERMINED BY FINAL ORDER OF A COURT OF COMPETENT JURISDICTION.
THIS SECTION 13.05 DOES NOT APPLY TO THE HOLDERS OF GMXR EQUITY INTEREST IN THE DEBTORS.
13.06 Injunction Related to Releases and Exculpation. The Confirmation Order shall permanently enjoin the commencement or prosecution by any Entity, whether directly, derivatively, or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, or liabilities barred or released in Sections 13.02, 13.04 and 13.05 of this Plan.
13.07 Release of Liens. Except as otherwise provided herein or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable Distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in accordance with the Plan of the portion of the Secured Claim that is an Allowed Secured Claim as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges or other security interests shall revert to the applicable Reorganized Debtor and its successors and assigns. For the avoidance of doubt, all mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estates shall be fully released and discharged on the Effective Date without any further action of any party, including, but not limited to, further order of the Bankruptcy Court, or filing updated schedules or statements typically filed pursuant to the Uniform Commercial Code.
13.08 Claims and Causes of Action of Holders of GMXR Equity Interest Against Non-Debtors. The Holders of GMXR Equity Interests are not releasing any claims or causes of action they may possess against any non-Debtor provided, however, the Exculpation and Limitation of Liability provision in Section 13.02 shall be binding on Holders or GMXR Equity Interests.
3.Approval of Plan Documents. The form and substance of the Plan documents as reflected in the Plan Supplement are hereby approved.
4.Vesting of Assets (11 U.S.C. § 1141(b) and (c)); Release of Liens. Upon the Effective Date, unless otherwise provided in the Plan: (i) the Creditor Trust Assets shall be automatically transferred to and vest in the Creditor Trust and (ii) any and all other assets of GMXR (other than the Equity Interests in the Debtor Subsidiaries) shall be automatically transferred to and vest in New GMXR, free and clear of all Liens, Claims, Equity Interests, charges or other encumbrances (except for any Liens granted to secure the Exit Facility). Except as otherwise provided in the Plan, any and all property of the Debtor Subsidiaries shall pass to and vest in the respective Reorganized Subsidiary on the Effective Date. The Equity Interests in the Debtor Subsidiaries shall be vested in Reorganized GMXR on the Effective Date. From and after the Effective Date, the Reorganized Debtors and New GMXR may operate their respective businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court. As of the Effective Date, all property of the Reorganized Debtors and New GMXR shall be free and clear of all claims, encumbrances, Equity Interests, charges and Liens (and all mortgages, deeds of trust, or other security interests against the property of any Debtor are fully released and discharged, except as provided herein or in the Plan) except as provided or contemplated herein, in connection with the Exit Facility, or in this Confirmation Order. Without limiting the generality of the foregoing, the Reorganized Debtors may, without application to or approval by the Bankruptcy Court, pay any professional fees and expenses incurred after the Effective Date.
5.Assumption of Executory Contracts and Unexpired Leases (11 U.S.C. § 1123(b)(2). If an executory contract or unexpired lease is added to the schedule of contracts to be assumed (the “Assumed Contracts Schedule”) after the Confirmation Date in accordance with Section 8.03 of the Plan, the Debtors shall promptly serve notice of its intention to assume to all counter-parties to such executory contract or unexpired lease as well as the proposed cure amount associated with such assumption (the “Supplemental Notice”). Counter-parties shall have 14 days from the date of service of the Supplemental Notice to object to such assumption and assignment (the “Objection Period”). If no objection is timely filed to a Supplemental Notice, then such contract or lease is deemed assumed as of the expiration of Objection Period. If an objection is timely filed, the assumption or denial of assumption will be effective as of entry of a Final Order by the Bankruptcy Court.
6.Authorization to Take Acts Necessary to Implement Plan. The Debtors or the Reorganized Debtors, as applicable, may take all actions to execute, deliver, file, or record such contracts, instruments, releases, leases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan (including the substantive consolidation of the Debtors as contemplated under the Plan) without the need for any further notice to or action, order or approval of the Bankruptcy Court, or other act or action under applicable law, regulation, order, or rule except for those expressly required pursuant to the Plan, the Exit Facility or any Plan Supplement document.

7.Approvals. No further approvals, notices, or meetings of any Debtor’s board of directors or Holders of Equity Interests are necessary to effectuate the Plan, the transactions contemplated thereby or the Exit Facility, and any officer, managing member, or general partner of each respective Debtor is authorized to execute any document, certificate, or agreement, including those related to the Exit Facility, necessary to effectuate the Plan on behalf of such Debtor, which documents, certificates, and agreements shall be binding on the Debtors, the parties thereto, and, to the extent applicable, all Holders of Claims and Equity Interests.
8.Plan Documents. All documents and agreements introduced in the Plan Supplement or contemplated by the Plan (including all exhibits and attachments thereto and documents referred to therein), including the Exit Facility, are approved and the execution, delivery, and performance thereunder by the Reorganized Debtors are authorized and approved, without need for further corporate action or further order or authorization of the Bankruptcy Court. The parties to the documents contained in the Plan Supplement are authorized and empowered to amend and modify the documents included therein in a manner consistent with the Plan.
9.Cancellation of Notes, Instruments, Debentures, and Equity Interests. As of the Effective Date, the Certificates evidencing the Existing Securities shall evidence solely the right to receive from the Debtors the Distribution of the consideration, if any, set forth in Article IV of the Plan. On the Effective Date, except as otherwise provided for in the Plan: (a) the Existing Securities, to the extent not already cancelled, shall be deemed cancelled and of no further force or effect without any further action on the part of the Bankruptcy Court or any other Person and (b) the obligations of the Debtors under the Existing Securities, the Debtors’ respective certificates of incorporation or formation, and any agreements, indentures, or certificates of designations governing the Existing Securities shall be terminated and discharged; provided, however, that each indenture or other agreement that governs the rights of the Holder of a Claim based on the Existing Securities and that is administered by an indenture trustee, agent, or servicer shall continue in effect solely for the purposes of (x) allowing such indenture trustee, agent, or servicer to make the Distributions to be made on account of such Claims under the Plan and (y) permitting such indenture trustee, agent, or servicer to maintain any rights it may have for fees, costs, expenses, and indemnification under such indenture or other agreement. Additionally, the cancellation of any indenture shall not impair the rights and duties under such indenture as between the indenture trustee thereunder and any beneficiary of the trust created thereby. Additionally, as of the Effective Date, all GMXR Other Equity Interests, to the extent not already cancelled, shall be cancelled. The GMXR Subsidiary Debtor Interests shall not be cancelled, but shall be Reinstated and shall vest in Reorganized GMXR as of the Effective Date.
10.Issuance of Reorganized GMXR Common Stock and New GMXR Interests. Pursuant to Article V of the Plan, the issuance of the Reorganized GMXR Common Stock and New GMXR Interests is hereby authorized without any further action (a) by the board of directors, shareholders, or officers of Reorganized GMXR or (b) under applicable law, regulation, order, or rule. All of the shares of Reorganized GMXR Common Stock and interests representing New GMXR Interests issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance of Reorganized GMXR Common Stock and New GMXR Interests under the Plan shall be governed by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance. Any Reorganized GMXR Common Stock received by any Holder of an Allowed Senior Secured Noteholder Secured Claim will be received in exchange for its earliest acquired Series A Notes (treating for this purpose, the acquisition date of any Series A Notes acquired in the December 2011 exchange offer as the acquisition date of any Old Senior Notes that were exchanged for Series A Notes in the exchange offer in December 2011), and any New GMXR Interests received by any Holder of an Allowed Senior Secured Noteholder Secured Claim as received in exchange for the most recently acquired Senior Secured Notes held by such Holder.
11.Exit Facility. The Reorganized Debtors are authorized and directed, without need for further corporate action or further order or authorization of the Bankruptcy Court, to enter into the Exit Facility and to execute and deliver all documents, agreements and instruments contemplated thereby. Subject to the occurrence of the Effective Date, the obligations under the Exit Facility shall, upon execution, constitute legal, valid, binding and authorized obligations of each of the parties thereto, enforceable in accordance with the terms of the Exit Facility. Subject to the occurrence of the Effective Date, the security interests, liens, and mortgages granted under or in connection with the Exit Facility shall constitute legal, valid and duly perfected liens against the Collateral (as defined in the Exit Facility Credit Agreement) of the priority specified in such documents. Such security interests, liens and mortgages (the “Exit Liens”) shall constitute legal, valid and duly perfected liens against the Collateral. The Exit Liens shall be deemed to be created, valid and perfected without any requirement of filing or recording of financing statements, mortgages or other evidence of such security interests, liens and mortgages and without any approvals or consents from governmental entities or any other persons and regardless of whether or not there are any errors, deficiencies or omissions in any property descriptions attached to any filing and no further act shall be required for the perfection of the liens and security interests. The obligations of the Reorganized Debtors arising pursuant to the Exit Facility and the Exit Liens granted to secure such obligations are in exchange for fair and reasonably equivalent value and do not constitute a preferential transfer or fraudulent transfer or fraudulent conveyance under applicable federal or state laws and will not subject the lenders under such documents to any liability by reason of the incurrence of such obligation or grant of such Exit Liens under applicable federal or state laws, including, but not limited to successor or transferee liability. Notwithstanding the foregoing and for the avoidance of doubt, to the extent any of the Debtors previously conveyed title or property (the “VPP Conveyed Interests”) pursuant to any of the VPP Documents and such VPP Conveyed Interests are no longer property of any of the Debtor's estates as a result thereof, then such VPP Conveyed Interests shall not be pledged as Collateral to secure the Exit Facility. Moreover, to the extent any property of the Reorganized Debtors is subject to valid and enforceable liens in favor of EDF Trading North America, LLC (the “EDF Liens”) pursuant to the VPP Mortgage or any other VPP Documents (the “EDF Collateral”) and to the extent the EDF Liens were senior to the liens granted under the Prepetition First Lien Indenture and were therefore senior to the DIP Liens as per the Final DIP Order, then the Exit Liens on the EDF Collateral shall not have priority over the EDF Liens.

12.Exemption from Certain Taxes. Pursuant to section 1146(a) of the Bankruptcy Code, the following will not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, sales or use tax, mortgage tax, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and this Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment: (a) the issuance, transfer or exchange of New Equity Securities; (b) the creation of any mortgage, deed of trust, lien or other security interest under or pursuant to the Plan or the Exit Facility; (c) the making or assignment of any lease or sublease under or pursuant to the Plan or Exit Facility; (d) the execution and delivery of the Exit Facility and any documents related thereto; (e) any Restructuring Transaction; or (f) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including any merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, transfers of assets to New GMXR, bills of sale or assignments executed in connection with any of the foregoing or pursuant to the Plan.
13.Exemption from Securities Laws. All Reorganized GMXR Common Stock and New GMXR Interests issued under the Plan shall be exempt from registration under the Securities Act or any applicable state or local law pursuant to § 1145 of the Bankruptcy Code.
14.Reversal. If any or all of the provisions of this Confirmation Order are hereafter reversed, modified, or vacated by subsequent order of this Bankruptcy Court or any other court, such reversal, modification, or vacatur shall not affect the validity of the acts or obligations incurred or undertaken under or in connection with the Plan prior to the Debtors’ receipt of written notice of any such order. Notwithstanding any such reversal, modification, or vacatur of this Confirmation Order, any such act or obligation incurred or undertaken pursuant to, and in reliance on, this Confirmation Order prior to the effective date of such reversal, modification or vacatur shall be governed in all respects by the provisions of this Confirmation Order and the Plan or any amendments or modifications thereto.

15.Applicable Non-Bankruptcy Law. Pursuant to §§ 1123(a) and 1142(a) of the Bankruptcy Code, the provisions of this Confirmation Order, the Plan, and any amendments or modifications thereto shall apply and be enforceable notwithstanding any otherwise applicable non-bankruptcy law.
16.This Order shall be binding upon and govern the acts of all entities, including, without limitation, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, and local officials, and all other persons and entities who may be required by operation of law, the duties of their office, or contract, to accept, file, register, or otherwise record or release any documents or instruments, or who may be required to report or insure any title or state of title with respect to the Debtors, the Reorganized Debtors and/or their respective assets.
17.Notwithstanding Bankruptcy Rule 3020(e), this Order shall be effective and enforceable immediately upon entry and the Debtors are authorized to consummate the Plan immediately after entry of this Confirmation Order. The Bankruptcy Court also hereby waives the 14-day stay set forth in Bankruptcy Rules 6004(h) and 6006(d) in order that the transactions contemplated by the Plan may be consummated prior to the expiration of such 14-day period.
18.A copy of the Plan is attached hereto as Exhibit A.
SUBMITTED FOR ENTRY:

/s/ William H. Hoch
William H. Hoch, OBA No. 15788
Christopher M. Staine, OBA No. 30263

-Of the Firm-

CROWE & DUNLEVY, P.C.
20 N. Broadway, Suite 1800
Oklahoma City, OK 73102
(405) 235-7700
(405) 239-6651 (Facsimile)
will.hoch@crowedunlevy.com
christopher.staine@crowedunlevy.com

SPECIAL LOCAL COUNSEL,
CONFLICTS COUNSEL AND

LITIGATION COUNSEL FOR Debtors
-and-
David A. Zdunkewicz, Texas Bar. No. 22253400
Admitted Pro Hac Vice
Timothy A. Davidson II, Texas Bar No. 24012503
Admitted Pro Hac Vice
Joseph Rovira, Texas Bar No. 24066008
Admitted Pro Hac Vice

-Of the Firm-

ANDREWS KURTH LLP
600 Travis
Suite 4200
Houston, TX 77002
(713) 220-4200
(713) 220-4285 (Facsimile)
dzdunkewicz@andrewskurth.com
taddavidson@andrewskurth.com
josephrovira@andrewskurth.com

ATTORNEYS FOR DEBTORS